Exhibit 5.2

Unit509, Tower A, Corporation Square 35 Financial Street, Xicheng District, Beijing 100033, China

Tel: 86 10 5776 3999 Fax: 86 10 5776 3599

August 10, 2022

TO：

Bit Digital, Inc.

(Collectively as the “Company”)

33 Irving Place

New York 10003

Re: OPINION OF TIAN YUAN LAW FIRM REGARDING CERTAIN PRC LAW MATTERS

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this Opinion as defined below, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan region) and as such are qualified to issue this OPINION OF TIAN YUAN LAW FIRM REGARDING CERTAIN PRC LAW MATTERS (this “Opinion”) with respect to all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (the “PRC Laws”).

We are acting as the Company’s PRC legal counsel in connection with the sale of up to 20,000,000 Ordinary Shares consisting of shares issuable to Ionic Ventures, LLC, or Ionic, under a Purchase Agreement dated as of July 30, 2021, as amended and restated, between the Company and Ionic (the “Offering”) as set forth in the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Registration Statement”).

For the purpose of the Offering, we have been requested to issue this Opinion with regard to PRC Laws relating to certain PRC legal matters set forth below.

1.	Definitions

As used herein, the following terms are defined as follows:

“Company”	refers to Bit Digital, Inc.

“Opinion”	refers to this OPINION OF TIAN YUAN LAW FIRM REGARDING CERTAIN PRC LAW MATTERS.

“PRC”	refers to the People’s Republic of China, for the purpose of issuing this Opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region, and Taiwan Region.

“PRC Laws”	refers to all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof. There is no assurance that any of such PRC Laws will not be changed, amended, or replaced in the immediate future or in the longer term with or without retrospective effect.

“PRC Authorities”	refers to any competent national, provincial, or local governmental, regulatory or administrative authority, agency, or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“Registration Statement”	refers to the Company’s registration statement on Form F-3 including all amendments or supplements thereto, which relates to the sale by selling shareholder of up to 20,000,000 Ordinary Shares consisting of shares issuable to Ionic Ventures, LLC, or Ionic, under a Purchase Agreement dated as of July 30, 2021, as amended and restated, between the Company and Ionic.

” Statement”	refers to the Statement dated August 5, 2022 and was made by the Company, the Bit Digital HongKong Limited and Bit Digital Strategies Limited.

“Statement of Miners”	refers to the Company’s internal record sheet that records the number of miners purchased, sold, scrapped, and migrated out of PRC.

“Asset Purchase Agreements”	refers to the purchase and sale agreements that obligates the Company (former name, Golden Bull Limited), Bit Digital HongKong Limited (former name, XMAX CHAIN LIMITED) and Bit Digital USA,Inc. to buy or sell the miners.

“Resolutions of the Board of Directors of the Company”	refers to the consent of directors of Golden Bull Limited (the former name of the Company) concerning the sale of all the equity of Point Cattle Holdings Limited for $10 and other goods and valuable consideration and so on.

“Share Purchase Agreements”	refers to the agreement dated September 8,2020 and was made between Golden Bull Limited (the former name of the Company) and Sharp Whale Limited concerning the sale and purchase of the Point Cattle Holdings Limited and so on.

“SEC Reports”	refers to all the statements, documents, materials are filed with the SEC by the Company.

“SEC”	refers to the Securities and Exchange Commission.

“Act”	refers to the Securities Act of 1933, as amended.

2.	Documents and Assumptions

For the purpose of issuing this Opinion, we have examined copies of the Registration Statement, agreements, statements provided by the Company and other documents provided to us as we have considered necessary and appropriate for the purpose of rendering this Opinion.

In rendering this Opinion expressed below, we have assumed without further inquiry:

(a)	the genuineness of all the signatures, seals and chops, the authenticity of all documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies, and the authenticity of such originals;

(b)	the documents which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied, or supplemented, except as noted therein;

(c)	the documents containing resolutions of directors and shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the shareholders, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(d)	in response to our inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company, including all factual statements in the documents and all other factual information provided to us by the Company, and the statements made by the Company, relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by government agency and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	all parties to the documents provided to us in connection with this Opinion have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness, and enforceability under, all laws other than the PRC Laws.

In giving this Opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed and may rely upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company (if necessary). For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) tax structuring or other tax matters; (b) financial, appraisal or accounting matters; and (c) review of technical or environmental issues.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws and accordingly express no legal opinion herein based upon any laws other than the PRC Laws.

3.	Opinions

Based upon the foregoing and subject to the qualifications and limitations set out below, we are of the opinions that, as of the date hereof, so far as the PRC Laws are concerned:

(1)

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Laws, the sovereignty, national security, and public interest of the PRC and the civil procedure requirements under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

(2)

To the best of our knowledge after due inquiry through the publicly available way and the Statement, except as set forth in the Registration Statement and SEC Reports, the Company has not received any administrative penalty for its historical peer-to-peer lending business or for any noncompliance as of the date of this Opinion.

Pursuant to the Law on Administrative Penalties (Revised in 2021), where an unlawful act conducted in the PRC is not discovered within two years of its commission (the period shall be counted from the date on which the unlawful act is committed, or if the act is ongoing or continuous, from the date on which the act ends), the administrative penalty shall be exempted; and if it involves citizens’ life and health security or financial security, and causes harmful consequences, the above-mentioned period shall be extended to five years, except as otherwise prescribed by laws. Thus, there is risk that the Company or its management personals in the PRC may be imposed administrative penalties for any noncompliance caused by its historical business conducted in the PRC at the discretion of the PRC Authorities.

(3)

On May 21, 2021, the Financial Stability and Development Commission of the State Council of China proposed to “crack down on bitcoin mining and trading.” Some local government authorities of the PRC, including those of the regions where the Company used to deploy miners, issued special limitations, or ban to bitcoin mining operations before or after that.

In accordance with the Statement of Miners, Asset Purchase Agreements, the Statement and the other related materials provided by the Company, the Company has ceased all mining operation in the PRC since June 21, 2021 and all the miners of the Company have been migrated out of the PRC or sold as of September 30, 2021, which include 25,006 miners having been shipped out of PRC, 15,808 miners sold and 1,779 miners scrapped..

(4)

Foreign enterprises engaged in profit-making activities in the PRC shall either (i) establish a foreign-invested entity in the PRC, or (ii) obtain the approval of the PRC authorities (if prerequisite) and complete the registration procedures from the PRC Authorities. Without the approval and/or the registration by the PRC Authorities, the foreign enterprises shall not carry on business within the territory of the PRC.

In accordance with the Statement, the business activities of the Company in PRC were not carried out through its any PRC subsidiaries. The Company made profits derived from the PRC from mining equipment stored in facilities directly leased by Bit Digital HongKong Limited. Bit Digital HongKong Limited did not obtain any approval or license in the PRC, which may lead to penalties such as warning, fine, confiscation of illegal income, or suspension of business for rectification on case-by-case basis at the discretion of the PRC Authorities under the PRC Laws. Notwithstanding the fact that the Company no longer has bitcoin mining operations in the PRC, its historical operations may subject it to the penalties in a certain period as mentioned above.

(5)	In accordance with the Resolutions of the Board of Directors of the Company and the Share Purchase Agreements and the Statement provided by the Company, the Company does not own or control any variable interest entities (the “VIEs”) in the PRC.

(6)	The statements set forth in the Registration Statement under the heading “Taxation-People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under the PRC tax laws and regulations and do not contain any untrue statement of a material fact, and do not omit any material fact necessary to make the statements, subject to the qualifications therein and in light of the circumstances under which they were made, constitute our opinion on such matters.

4.	Qualifications and Limitations

The foregoing opinion is further subject to the following qualifications:

(1)	this Opinion is rendered only with respect to the PRC Laws, and we express no opinion as to any laws other than the PRC Laws in force on the date of this Opinion;

(2)	the PRC Laws referred to herein are currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement, therefore, will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect;

(3)	this Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(4)	this Opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any PRC Authority in exercising their authorities in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and further consent to the reference to our name under the sections entitled “Risk Factors”, “Enforceability of Civil Liabilities” and “Legal Matters” in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the Act, or the regulations promulgated thereunder.

Yours faithfully,

TIAN YUAN LAW FIRM